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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               -------------------




                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): MARCH 12, 1999



                               NOVOSTE CORPORATION
               (Exact name of registrant as specified in charter)



                FLORIDA                   0-20727                59-2787476
(State or other jurisdiction of   (Commission File Number)     (IRS Employer
        incorporation)                                       Identification No.)

3890 STEVE REYNOLDS BLVD., NORCROSS, GA                              30093
(Address of principal executive offices)                           (Zip Code)

       Registrant's telephone number, including area code: (770) 717-0904





                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)



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ITEM 5. OTHER EVENTS.


         On March 12, 1999, Novoste Corporation (the "Registrant") issued a press release announcing its intention to increase the number of patients anticipated to be enrolled in the stent subgroup of the Beta-Cath System Trial thereby delaying the projected completion of the trial. This trial is one of the two pivotal clinical trials being conducted by the Registrant to support anticipated applications to the FDA for pre-market approval to sell the Registrant's Beta-Cath System in the United States. A copy of the press release is attached hereto as Annex A and incorporated herein.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            Novoste Corporation
                                            (Registrant)


                                            By: /s/ David N. Gill
                                                -----------------------
                                                David N. Gill
                                                Chief Financial Officer

Dated:  March 12, 1999


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                                                                         ANNEX A




            Press Release of Novoste Corporation dated March 12, 1999







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                                                                         ANNEX A

            Novoste to Increase Enrollment in Beta-Cath System Trial

NORCROSS, Ga.--March 12, 1999--

                START Trial on Schedule for Enrollment Completion

Novoste Corporation (Nasdaq:NOVT) announced today that it is on track to complete enrollment of 1,100 patients into the Beta-Cath(TM) System Trial by the end of this month.

However, the Company now plans to increase patient enrollment in the stent subgroup of the trial by up to 300 patients pending FDA approval. The planned increase is a result of a recommendation made by the Data Safety and Monitoring Board (DSMB) after its regularly scheduled meeting held during the American College of Cardiology scientific sessions in New Orleans earlier this week. The DSMB is an independent committee of clinicians and statisticians that have responsibility for review of the study protocol and clinical events on regular intervals during patient enrollment into the trial.

Based on the review of the currently available data set, the DSMB proposed increasing patient enrollment in the stent subgroup to demonstrate the safety and effectiveness of the Beta-Cath System Trial with the revised anti-platelet therapy protocol implemented in November 1998 to address potential stent thrombosis concerns. The trial protocol was modified for the stent subgroup to extend the anti-platelet therapy from two weeks to 60 days and to provide for additional follow-up contact with these patients in the few months after treatment. The Company expects that patient enrollment into the Beta-Cath System Trial will now be finished by mid-year 1999.

Novoste remains on track with its Stents And Radiation Trial (START) which is designed to determine the safety and effectiveness of vascular brachytherapy in treating "in-stent restenosis." The treatment of in-stent restenosis poses a difficult challenge to cardiologists because the likelihood of a recurrent restenosis in previously stented patients is significantly higher than in the general angioplasty or stent population, and currently there are no therapies which effectively treat in-stent restenosis other than bypass surgery. As previously communicated, Novoste expects to enroll approximately 386 patients into this trial by the second quarter of 1999, of which 299 patients have already been accrued. The data analysis center for both trials, the Cardiovascular Data Analysis Center (CDAC), has reviewed the data to date and reported to the Company that there are no similar stent thrombosis issues in the START Trial.

William A. Hawkins, President of Novoste, remarked, "We remain committed to filing our PMA application with the FDA in a timely fashion. Because changes to the Beta-Cath System Trial do not affect the START Trial, we expect to complete enrollment in the START Trial as scheduled during the second quarter of 1999, prior to completion of enrollment in the Beta-Cath System Trial. The results of the START trial are now expected to be the basis of our initial PMA filing which Novoste expects to file during the second quarter of 2000. We expect to file an amendment to our PMA application during the third quarter of 2000 to seek approval for the clinical indications being investigated in the Beta-Cath System Trial, or reduction of coronary restenosis following either angioplasty or first time stent placement."

Commenting on the trial modifications, Dr. Richard E. Kuntz, the Principal Investigator of the Beta-Cath System Trial, said, "We believe the decision to expand the stent subgroup of the Beta-Cath System Trial is a positive change to the protocol. We continue to optimize vascular brachytherapy over time, as is typical with new technologies."

Novoste Corporation is a leader in the emerging field of vascular brachytherapy for the treatment of restenosis. Brachytherapy is radiation therapy which is administered with a radioactive source placed in or near the target tissue.
For more information on the Company, please call Investor Relations at Novoste at (770) 717-0904 or visit the Company's website, http://www.novoste.com.

The forward looking statements included in this news release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties including the demonstration of safety and efficacy of the Beta-Cath System, receipt of regulatory approvals, speed of patient enrollment, and other risks detailed in documents filed by Novoste with the SEC, including forms 10-K and 10-Q.

CONTACT: Novoste Corp., Norcross
Cheryl R. Johnson, 770/717-0904